                                      EXHIBIT 11

                    STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                               Years Ended December 31,



                                                          1997       1996       1995
                                                        ---------  ---------  ---------
Weighted average number of shares outstanding           2,431,804  2,431,804  2,431,804

Net income (in thousands)                                  $9,174     $8,521     $8,211

Earnings per share                                          $3.77      $3.50      $3.38

Note: Earnings per common share have been retroactively restated to reflect the 2 for 1 stock split effected in the form of a 100% stock dividend in 1997.




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